UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 24, 2007

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET
DENVER, COLORADO 80206
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code
(303) 691-3905

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04               Acceleration or Increase of a Material Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Janus Capital Group Inc. (“Janus”) has elected to redeem all of its Public Income Notes due April 15, 2032 (“Retail Notes”) with an approximate aggregate principal amount of $158.1 million.  The redemption will occur on June 26, 2007 (the “Redemption Date”).  Pursuant to their terms and conditions, the Retail Notes are redeemable by Janus at its option at any time, in whole or in part, on or after April 5, 2007, at a redemption price equal to the outstanding principal amount of the Retail Notes plus accrued and unpaid interest thereon calculated up to but excluding the Redemption Date.

On May 24, 2007, Janus caused an irrevocable notice of redemption to be delivered to the holders of the Retail Notes.  On the Redemption Date, the aggregate redemption price of approximately $160.0 million, including accrued and unpaid interest, will become due and payable upon all the Retail Notes and, unless Janus defaults in paying the redemption price on the Redemption Date, the interest on the Retail Notes shall cease to accrue on and after the Redemption Date.

The terms and provisions of the Retail Notes are set forth in an officers’ certificate (the “Officers’ Certificate”) pursuant to an indenture, dated as of November 6, 2001 (the “Indenture”), between Janus and Bank of New York (as successor trustee to JPMorgan Chase Bank), a New York banking corporation.  A copy of the Indenture was filed as an exhibit to Janus’ current report on Form 8-K dated November 7, 2001, and a copy of the Officers’ Certificate was filed as an exhibit to Janus’ current report on Form 8-K dated April 5, 2002.  The Retail Notes are listed on the New York Stock Exchange under the symbol “SVQ.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: May 24, 2007	By:	/s/ Gregory A. Frost
Senior Vice President and Chief Financial Officer